Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A. +1.317.276.2000 www.lilly.com

August 17, 2021

For Release:        Immediately
Refer to:         Tarsis Lopez; tarsis.lopez@lilly.com; 224-406-2746 (Media)
Kevin Hern; hern_kevin_r@lilly.com; 317-277-1838 (Investors)

Lilly Announces Leadership Changes and Formation of Neuroscience and Immunology Business Units

INDIANAPOLIS, August 17, 2021 – Eli Lilly and Company (NYSE: LLY) today announced executive leadership changes and the creation of neuroscience and immunology business units. These changes will increase Lilly’s focus on introducing breakthrough new medicines to millions of people with unmet needs.

Effective September 5, Lilly Bio-Medicines will split into two business units: Lilly Neuroscience and Lilly Immunology. Anne White, currently senior vice president and president of Lilly Oncology, will lead Lilly Neuroscience as senior vice president and president. An experienced leader in drug development who has led and grown Lilly’s oncology business over the past several years, White will be responsible for Lilly’s launched products and Phase 3 portfolio in pain and neurodegeneration, including the potential launch of donanemab for the treatment of Alzheimer’s disease. The company recently announced Breakthrough Therapy designation for donanemab and its intention to submit a biologics license application (BLA) under the accelerated approval pathway later this year.

Jacob (Jake) Van Naarden, currently chief executive officer of Loxo Oncology at Lilly, has been promoted to senior vice president, CEO of Loxo Oncology at Lilly and president, Lilly Oncology, and will be unifying these organizations. He also will join Lilly’s executive committee. Van Naarden has played an essential role in forging the Loxo Oncology at Lilly research and development program and has been critical to the success of its oncology pipeline. Prior to joining Loxo Oncology, Van Naarden served in various biotechnology investment, operations and advisory roles.

Patrik Jonsson will lead Lilly’s launched products and Phase 3 portfolio of medicines in dermatology, gastroenterology and rheumatology as president, Lilly Immunology, in addition to his ongoing responsibilities as senior vice president and president, Lilly USA and chief customer officer. Lilly recently announced positive Phase 3 results for new biologic entities of mirikizumab for ulcerative colitis and lebrikizumab for atopic dermatitis. A 30-year Lilly veteran with success in numerous international leadership roles, Jonsson previously served as senior vice president and president of Lilly Bio-Medicines and general manager of Lilly Sweden, Scandinavia, Italy and Japan.

“As we prepare for an exciting period of growth and the potential launch of new breakthrough medicines over the next few years, these leadership and organizational changes will allow us to realize the many opportunities we have to improve the lives of people around the world,” said David A. Ricks, Lilly's chairman and CEO. “Anne, Jake and Patrik’s extensive experience will bring the focus and agility necessary to lead the growth of our existing medicines and the global introduction of Lilly’s late-stage pipeline for the benefit of patients across a diverse set of medical conditions.”

Lilly also announced that after more than three decades, Alfonso (Chito) Zulueta, senior vice president and president of Lilly International, will retire from Lilly at the end of 2021. Ilya Yuffa, currently senior vice president and president of Lilly Bio-Medicines, will succeed Zulueta to lead the company’s commercial operations in all markets outside the U.S., except for Canada. With a tenure of nearly 25 years at Lilly, Yuffa previously served as vice president of U.S. Diabetes for Lilly USA and president and general manager of Lilly’s Italy Hub in addition to numerous global positions in finance, business development, sales and general management.

“Chito’s contributions have had a profound impact on our company. His legacy is grounded in his unwavering commitment to patients, development of industry-leading commercial capabilities and mentorship of countless leaders,” said Ricks. “Ilya’s breadth of experience and devotion to excellence makes him uniquely qualified to lead our growing international business and support the launch of new medicines around the world.”

Mike Mason will continue to serve as senior vice president and president, Lilly Diabetes, with responsibility for the company’s launched products and Phase 3 portfolio of diabetes therapies, including the potential launch of tirzepatide for the treatment of type 2 diabetes.

About Eli Lilly and Company Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at lilly.com and lilly.com/newsroom.

Lilly Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995), including related to leadership changes and Lilly’s strategy, and reflects Lilly's current beliefs and expectations. There can be no assurance that the leadership changes will achieve Lilly’s objectives or that Lilly will execute its strategy as planned. For further discussion of risks and uncertainties relevant to Lilly’s business, please see Lilly's most recent Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission. Lilly undertakes no duty to update forward-looking statements.

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